As filed with the Securities and Exchange Commission on June 10, 2025.

Registration No. 333-204548

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Finward Bancorp

(Exact name of registrant as specified in its charter)

Indiana	35-1927981
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9204 Columbia Avenue Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Finward Bancorp

2015 Stock Option and Incentive Plan

(Full title of the plan)

David J. Kwait

Senior Vice President, Chief Risk Officer, General Counsel and Secretary

Finward Bancorp

9204 Columbia Avenue

Munster, Indiana 46321

(Name and address of agent for service)

(219) 836-4400

(Telephone number, including area code, of agent for service)

With copies to:

David P. Hooper, Esq.

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, Indiana 46204

(317) 231-7333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Finward Bancorp (the “Bancorp”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Bancorp pursuant to its Registration Statement on Form S-8 (File No. 333-204548) filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2015 (referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, without par value (the “Common Stock”), thereby registered for offer or sale pursuant to the Amended and Restated Finward Bancorp 2015 Stock Option and Incentive Plan (the “2015 Plan”). The Prior Registration Statement registered 250,000 shares of Common Stock with respect to the 2015 Plan.

The Bancorp has since adopted a new equity incentive plan, the Finward Bancorp 2025 Omnibus Equity Incentive Plan (the “2025 Omnibus Plan”), which became effective on May 22, 2025, the date the Bancorp’s shareholders approved the 2025 Omnibus Plan. As a result of the adoption and effectiveness of the 2025 Omnibus Plan, no future awards will be made under the 2015 Plan. This Post-Effective Amendment is being filed solely to deregister all shares that were registered under the Prior Registration Statement and remain unissued under the 2015 Plan. Such shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment, the Bancorp is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2025 Omnibus Plan.

The Bancorp may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that subsequently become available for new awards under the 2025 Omnibus Plan due to outstanding awards under the 2015 Plan expiring, being forfeited or terminated, or settled in cash, and transfer such shares to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Munster, Indiana, on June 10, 2025.

FINWARD BANCORP

By:	/s/ Benjamin J. Bochnowski
Benjamin J. Bochnowski President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Benjamin J. Bochnowski Benjamin J. Bochnowski	President, Chief Executive Officer (Principal Executive Officer), and Director	June 10, 2025

/s/ Benjamin L. Schmitt Benjamin L. Schmitt	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 10, 2025

/s/ Joel Gorelick Joel Gorelick	Chairman of the Board	June 10, 2025

/s/ Martin P. Alwin Martin P. Alwin	Director	June 10, 2025

/s/ Carolyn M. Burke Carolyn M. Burke	Director	June 10, 2025

/s/ Jennifer R. Evans Jennifer R. Evans	Director	June 10, 2025

/s/ Danette Garza Danette Garza	Director	June 10, 2025

/s/ Amy W. Han Amy W. Han	Director	June 10, 2025

/s/ Robert E. Johnson, III Robert E. Johnson, III	Director	June 10, 2025

/s/ Anthony M. Puntillo Anthony M. Puntillo	Director	June 10, 2025

/s/ Robert W. Youman Robert W. Youman	Director	June 10, 2025